Exhibit 99.01

ABIOMED Announces Record Results; Q4 Revenue Up 28% to $13.8 Million;
                         Record VAD Shipments

    DANVERS, Mass.--(BUSINESS WIRE)--May 8, 2006--ABIOMED, Inc. (NASDAQ: ABMD) today announced financial results for its fiscal fourth quarter ended March 31, 2006. Revenue for the fiscal fourth quarter of 2006 was $13.8 million, up 28% compared to revenue of $10.8 million in the same period of fiscal 2005. Revenue for the fiscal year 2006 reached $43.7 million, up 14% over fiscal year 2005 and up 70% over the last two years.

    Recent financial and operating highlights include:

    -- Strong U.S. growth with a 28% increase in total revenue for the quarter and 134% growth in AB5000(TM) Consoles revenue.

    -- Total worldwide revenue for consoles (IMPELLA and AB5000) for the fourth quarter of fiscal 2006 increased 104%.

    -- Record number of patients supported on AB5000(TM) Ventricles during the quarter.

    -- Record number of Ventricular Assist Devices (VADs) shipped (IMPELLA, AB5000 and BVS 5000), representing a 17% increase in revenue for disposables compared to the fourth quarter of fiscal 2005.

    -- Increase in global distribution with the addition of four sales and clinical representatives. Sales and clinical headcount at the end of fiscal 2006 was 45, up approximately 70% since the end of fiscal 2005.

    -- The fourth quarter reported loss was $3.7 million, or $.14 per share and the full year fiscal 2006 reported loss, including an in-process R&D charge of $13.3 million related to the IMPELLA acquisition, was $29.5 million.

    "We are pleased with our progress broadening our global reach and the continued momentum and market acceptance of our new products such as the AB5000 and IMPELLA," said Michael R. Minogue, Chairman, CEO and President of ABIOMED. "Our strategy and investments in fiscal 2007 are focused around continuing to expand our global distribution and the introduction of five new products into the United States to establish heart recovery as the standard of care for all acute events."
    ABIOMED forecasts fiscal 2007 revenue to be in the range of $49 million to $52 million, representing an increase of 12% to 19% over fiscal 2006, depending on the timing of new product trials and introductions. Based on our current strategy to broaden our portfolio and distribution, ABIOMED expects a loss in fiscal 2007 of $13 million to $16 million, excluding the effects of stock option expense, due to: continued investments in R&D of $16 million to $20 million and expansion of global distribution with a goal of two to four new hires per quarter. The expected fiscal 2007 effect of expensing stock options is approximately $4 million; therefore the expected GAAP loss for fiscal 2007 is estimated at $17 million to $20 million.
    Financial information for the fourth quarter and full year of fiscal 2006 is attached to this press release.

    CONFERENCE CALL AND WEBCAST INFORMATION

    ABIOMED will host a conference call to discuss the fourth quarter results on May 8, 2006, at 4:45 p.m. ET. Michael R. Minogue, Chairman, Chief Executive Officer and President, and Daniel J. Sutherby, Chief Financial Officer, will host the conference call. To participate in this call within the U.S. and Canada, dial (800) 289-0726; international callers should dial (913) 981-5545. A replay of the call will be available three hours after the call and will be available for five days. To access the replay within the U.S. and Canada, dial 888-203-1112; international callers should dial (719) 457-0820. The passcode number for the replay is: 3040162. A webcast of the call, which will be live and then archived for two weeks, will also be available at www.abiomed.com.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, ABIOMED, Inc. is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the IMPELLA(R) RECOVER(R) minimally invasive cardiovascular support systems under CE Mark approval. The IMPELLA products are not currently available for sale in the United States. The Company's AbioCor(R) Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, the actual financial effect of expensing stock options in the first quarter of fiscal 2007, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.



                    ABIOMED, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
            (in thousands, except per share and share data)


                          Three Months Ended      Fiscal Year Ended
                        ----------------------- ----------------------

                         March 31,   March 31,  March 31,   March 31,
                           2006        2005       2006        2005
                        ----------- ----------- ---------- -----------

Revenues:
   Products                $13,717     $10,652    $43,322     $37,945
   Funded research and
    development                 79         120        348         271
                        ----------- ----------- ---------- -----------
                            13,796      10,772     43,670      38,216
                        ----------- ----------- ---------- -----------

Costs and expenses:
   Cost of product
    revenues                 3,834       2,723     11,685       9,366
   Research and
    development              4,221       3,368     16,739      13,350
   Selling, general and
    administrative           9,367       5,104     30,923      18,566
   Expensed in-process
    research and
    development                  -           -     13,306           -
   Amortization of
    intangibles                352          33      1,308         187
                        ----------- ----------- ---------- -----------

                            17,774      11,228     73,961      41,469
                        ----------- ----------- ---------- -----------

Loss from operations        (3,978)       (456)   (30,291)     (3,253)

Other income, net:
   Investment income           318         257      1,194         801
   Foreign exchange gain
    (loss)                      52         (29)      (116)         91
   Other                        29           7        120          19
                        ----------- ----------- ---------- -----------
                               399         235      1,198         911
                        ----------- ----------- ---------- -----------

Tax provision                  103          -         356          -
                        ----------- ----------- ---------- -----------

Net loss                   $(3,682)      $(221)  $(29,449)    $(2,342)
                        =========== =========== ========== ===========


Net loss per share:
   Basic                    $(0.14)     $(0.01)    $(1.15)     $(0.11)
   Diluted                  $(0.14)     $(0.01)    $(1.15)     $(0.11)

Weighted average shares
 outstanding:
   Basic                26,382,046  22,055,147 25,649,038  21,844,759
   Diluted              26,382,046  22,055,147 25,649,038  21,844,759

    CONTACT: ABIOMED, INC.
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com
             or
             ABIOMED, INC.
             Daniel Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com